Exhibit 99.2
A-D Acquisition Holdings, LLC
26 Main Street
Chatham, New Jersey 07928
April 5, 2008
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Ladies and Gentlemen:
     Reference is made to that certain (i) Equity Purchase and Commitment Agreement, dated August 3, 2007, as amended on December 10, 2007 (as may be amended or supplemented, the “Agreement”), by and among A-D Acquisition Holdings, LLC (“ADAH”), Harbinger Del-Auto Investment Company, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Goldman, Sachs & Co. and Pardus DPH Holding LLC (together with ADAH, the “Investors”), on the one hand, and Delphi Corporation, on the other hand, (ii) Termination Notice Letter we delivered to you on April 4, 2008 (the “April 4 Termination Notice”) and (iii) waiver letter we delivered to you on February 28, 2008. Capitalized terms used herein and not defined, have the meanings set forth in the Agreement.
     As a supplement to the April 4 Termination Notice, this letter constitutes a notice of an additional ground for termination of the Agreement in accordance with Section 12(d)(iii) of the Agreement. This termination notice is without prejudice to (i) any Investor’s ability to assert any other rights under the Agreement and (ii) the April 4 Termination Notice.
     As you know, the undersigned has been actively engaging in discussions to resolve our outstanding issues in a mutually acceptable manner, including mutually acceptable alternative transactions and will continue to actively engage in such discussions, including considering transactions in which ADAH would participate in a capacity different than currently envisioned by the Agreement.
[Signature page follows]

A-D Acquisition Holdings, LLC
By:	/s/ David Tepper
Name:
Title:

John Sheehan/Sean Corcoran/David Sherbin	Andrew Rosenberg
Delphi Corporation	Paul, Weiss, Rifkin, Wharton & Garrison LLP
5725 Delphi Drive	1285 Avenue of the Americas
Troy, MI 48098	New York, NY 10019-6064

Eric L. Cochran
Marie L. Gibson	Osamu Watanabe
Skadden, Arps, Slate, Meagher & Flom LLP	Steve Smith
Four Times Square	UBS Securities LLC
New York, NY 10036	299 Park Avenue
New York, NY 10171
John Wm. Butler, Jr.
George Panagakis
Skadden, Arps, Slate, Meagher & Flom LLP	Leslie N. Silverman
333 West Wacker Drive	Cleary Gottlieb Steen & Hamilton LLP
Chicago, IL 60606	One Liberty Plaza
New York, NY 10006
James Bolin
A-D Acquisition Holdings, LLC
c/o Appaloosa Management L.P.	Sandip Khosla
26 Main Street	Donald Mullen
Chatham, NJ 07928	Goldman, Sachs & Co.
1 New York Plaza
Philip A. Falcone	New York, NY 10004
Harbinger Del-Auto Investment Company, Ltd.
c/o Harbinger Capital Partners	Robert Reeder
Offshore Manager, LLC	Sullivan & Cromwell LLP
555 Madison Avenue, 16th Floor	125 Broad Street
New York, NY 10022	New York, NY 10004

General Counsel	Timothy Bass
Harbert Management Corporation	Pardus DPH Holding LLC
1 Riverchase Parkway South	590 Madison Avenue
Birmingham, AL 35244	Suite 25E
New York, NY 10022
Lynn Toby Fisher/Benjamin Mintz
Kaye Scholer LLP	Rachel C. Strickland
425 Park Avenue	Morgan D. Elwyn
New York, NY 10022	Willkie Farr & Gallagher LLP
787 Seventh Avenue
Robert Spork / Rick Morris	New York, NY 10019-6099
Merill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, NY 10080